Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-262339

Prospectus Supplement No. 3

(To Prospectus dated April 2, 2024)

eFFECTOR Therapeutics, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated April 2, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-262339). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K (the “Current Report”), filed with the SEC on May 17, 2024. Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our common stock and warrants are listed on the Nasdaq Capital Market under the symbols “EFTR” and “EFTRW.” On May 16, 2024, the closing price of our common stock was $1.98 and the closing price of our warrants was $0.02.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 17, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2024

eFFECTOR Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39866	85-3306396
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

142 North Cedros Avenue, Suite B Solana Beach, California	92075
(Address of principal executive offices)	(Zip Code)

(858) 925-8215

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	EFTR	Nasdaq Capital Market
Warrants to purchase common stock	EFTRW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 16, 2024, eFFECTOR Therapeutics, Inc. (the “Company”) received written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, for the last thirty consecutive business days, the Company’s Minimum Value of Listed Securities, as defined by Nasdaq (“MVLS”), has been below the minimum $35 million requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2) (the “Minimum Market Value Requirement”).

The Notice has no immediate effect on the listing of the Company’s common stock, and its common stock will continue to trade on the Nasdaq Capital Market under the symbol “EFTR,” subject to the Company’s compliance with the other continued listing requirements of the Nasdaq Capital Market.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company has 180 calendar days, or until November 12, 2024, to regain compliance with the Minimum Market Value Requirement. The Notice states that, to regain compliance, the Company’s minimum MLVS must close at $35 million or more for a minimum of ten (10) consecutive business days during the compliance period ending November 12, 2024.

If the Company does not regain compliance with the Minimum Market Value Requirement or one of the alternative Nasdaq listing standards, such as the requirement to maintain minimum stockholders’ equity of $2.5 million under Nasdaq Listing Rule 5550(b)(1), during the compliance period ending November 12, 2024, Nasdaq will provide written notification that the Company’s common stock will be subject to delisting. At that time, the Company may appeal any such delisting determination to a Nasdaq hearings panel.

The Company is evaluating various courses of action to regain compliance. However, there can be no assurance that the Company will be able to regain compliance and maintain its listing on the Nasdaq Capital Market. If the Company does not regain compliance within the requisite time period, or if the Company fails to satisfy another Nasdaq requirement for continued listing, Nasdaq could provide notice that the Company’s securities will become subject to delisting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFFECTOR Therapeutics, Inc.

Date: May 17, 2024	By:	/s/ Michael Byrnes
	Name:	Michael Byrnes
	Title:	Chief Financial Officer